CHARLES RIVER LABORATORIES APPOINTS JOHN CROWLEY AS CORPORATE SENIOR VICE PRESIDENT, CORPORATE
CONTROLLER AND CHIEF ACCOUNTING OFFICER

WILMINGTON, MA, September 26, 2013 – Charles River Laboratories International, Inc. (NYSE:CRL) announced today the appointment of John Crowley to the role of Corporate Senior Vice President, Corporate Controller and Chief Accounting Officer, effective September 30. In this newly created position, Mr. Crowley will be responsible for providing strategic guidance to the finance groups, including directing the corporate accounting function and practices, maintaining its fiscal records and preparing its financial reports. He will also oversee the design and operation of the Charles River’s system of internal controls, ensuring compliance with the rules and regulations of the Sarbanes-Oxley Act.

Immediately prior to joining Charles River, Mr. Crowley was Vice President, Chief Accounting Officer & Corporate Controller of Ironwood Pharmaceuticals. Previously, he held senior corporate finance positions at Vertex Pharmaceuticals where he successfully managed and directed all areas of technical accounting.

James C. Foster, Chairman, President, and Chief Executive Officer of Charles River Laboratories, commented, “John brings a wealth of financial acumen to Charles River. His expertise and experience in the life sciences industry is a welcomed addition to our executive team.”

Mr. Crowley commented, “Charles River has a compelling value proposition and a unique business model. I look forward to playing an integral role in its future growth and success.”

John holds a B.S. in both Economics and Accountancy from Babson College and is a certified public accountant.

Caution Concerning Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River’s Annual Report on Form 10-K as filed on February 27, 2013, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River Laboratories

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts.  Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com

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Contacts:
Investors:
Susan E. Hardy
Corporate Vice President, Investor Relations
Charles River Laboratories
781.222.6190
susan.hardy@crl.com

Media:
Amy Cianciaruso
Executive Director of Public Relations and Corporate Communications
Charles River Laboratories
781.222.6168
amy.cianciaruso@crl.com